99.2

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INDEPENDENT ACCOUNTANTS' REPORT

The Board of Directors
New Century Mortgage Corporation:

We have examined management's assertion regarding New Century Mortgage Corporations's (the Company) compliance with the minimum servicing standards set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers as of and for the year ended December 31,2003. Management is responsible for New Century Mortgage Company's compliance with those minimum servicing standards. Our responsibility is to express an opinion on management's assertion about the Company's compliance based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accounts and, accordingly, including examining, on a test basis, evidence about New Century Mortgage Company's compliance with the minimum servicing standards.

In our opinion, management's assertion that the Company complied with the aforementioned minimum servicing standards during the twelve-month period ended December 31, 2003 is fairly stated, in all material respects.


/s/: KPMG LLP
KPMG LLP
March 11, 2004


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New Century Mortgage Corporation
Company logo here

18400 Von Karman, Suite 1000
Irvine, CA  92612
(949) 440-7030


Management Assertion


As of and for the twelve-month period ended December 31, 2003, New Century Mortgage Corporation complied in all material respects with the minimum servicing standards set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers. As of and for this same period, New Century Mortgage Corporation had in effect a fidelity bond and errors and omissions policy both in the amount of $5,000,000.

NEW CENTURY MORTGAGE CORPORATION

/s/:  Patrick Flanagan
Patrick Flanagan
President

Date:  March 11, 2004


/s/:  Patti M. Dodge
Patti M. Dodge
SVP and Chief Financial Officer

Date:  March 11, 2004